Exhibit 99.1

FOR IMMEDIATE RELEASE

Network-1 Subsidiary Receives New Patent from U.S. Patent Office
Expanding Its HFT Patent Portfolio To Include 10 Issued U.S. Patents

NEW CANAAN, CT / ACCESSWIRE / October 1, 2024 / Network-1 Technologies, Inc. (NYSE American:NTIP), a company engaged in the acquisition, development, licensing, and monetization of intellectual property, announced today that the U.S. Patent and Trademark Office issued U.S. Patent No. 12,107,587 (Field Programmable Gate Array with Internal Phase-Locked Loop) to its wholly-owned subsidiary (HFT Solutions, LLC). The claims in the newly issued patent are generally directed toward certain advanced technologies relating to high frequency trading.

The newly issued patent arises from a patent application contained in the HFT patent portfolio acquired by HFT Solutions, LLC in March 2022 (the “HFT Patent Portfolio”). The HFT Patent Portfolio relates to, among other things, technologies used by firms engaged in high frequency trading activities that utilize custom field-programmable gate array (FPGA) hardware, including clock domain management technology that provides critical transaction latency gains in trading systems where the difference between success and failure may be measured in nanoseconds.

With this latest issuance, the HFT Patent Portfolio now includes ten (10) issued U.S. patents and three (3) pending U.S. patent applications. The patent terms of the HFT Patent Portfolio are currently expected to extend until 2040. HFT Solutions anticipates further issuances of additional claims for the HFT Patent Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns one-hundred three (103) U.S. patents and sixteen (16) international patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes efforts to monetize five patent portfolios (the Cox, M2M/IoT, HFT, Mirror Worlds and Remote Power Patent portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $188,000,000 from May 2007 through June 30, 2024. Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2024 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2023 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 filed with the Securities and Exchange Commission including, among others, Network-1’s uncertain revenue from licensing its intellectual property, uncertainty as to the outcome of pending litigation involving Network-1’s Remote Power Patent, whether Network-1 in its Cox patent litigation against Google and YouTube will be successful in its appeal of the judgment of the U.S. District Court for the Southern District of New York dismissing all of Network-1’s claims in the case, whether Network-1 will be successful in its appeal to the Federal Circuit of the District Court judgment of non-infringement dismissing Network-1’s litigation against Facebook (now Meta Platforms, Inc.), the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1’s ability to achieve revenue and profits from its Cox Patent Portfolio, M2M/IoT Patent Portfolio, HFT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio and Remote Power Patent as well as a return on its investment in ILiAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, Network-1’s ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company which may result in Network-1 issuing a special cash dividend to its stockholders, the increasing development of artificial intelligence could materially impact Network-1’s business, and future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
917-692-0000